Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on this 31st day of May, 2014, to be effective as of June 1, 2014 (the “Effective Date”), by and between ERBA Diagnostics, Inc., a Delaware corporation (the “Company”), and Mohan Gopalkrishnan (the “Executive”).

RECITALS

WHEREAS, the Company wishes to employ the Executive as Chief Executive Officer of the Company upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the Company and the Executive hereby agree as follows:

AGREEMENT

1.            Scope of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, as Chief Executive Officer of the Company. The Executive shall have the customary responsibilities and authority of such position and shall perform such duties consistent with the responsibilities of such position as may be determined and assigned to the Executive by the Executive Chairman of the Company’s Board of Directors (the “Board”). The Executive shall devote his best efforts and his full business time, attention and energies to Company affairs as are necessary to fully perform his duties for the Company.

2.            Term. The Executive’s employment under this Agreement shall be for a two (2) year term commencing on the Effective Date (the “Term”).

3.            Compensation.

(a)            Base Salary. The Company agrees to pay the Executive, and the Executive agrees to accept, in payment for services to be rendered by the Executive hereunder, an aggregate base salary of $230,000 per annum (the “Base Salary”). The Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. For all purposes under this Agreement, the term “Base Salary” shall refer to the Executive’s base salary as in effect from time to time in accordance with this Section 3(a).

(b)            Annual Bonus. In addition to the Base Salary, the Executive shall also be eligible to receive an annual cash bonus of up to thirty percent (30%) of the Base Salary (the “Annual Bonus”) upon the achievement of Company-wide financial performance targets and personal performance goals as set by the Executive Chairman of the Board. The Company shall pay the Annual Bonus, if any, in accordance with the terms of the particular bonus, but in no event later than ninety (90) days after the end of the fiscal year to which the Annual Bonus relates.

(c)            Equity Compensation. The Executive shall be eligible to receive any grants of awards by the Company under and in accordance with the Company’s equity incentive compensation plans, subject to and in compliance with all applicable laws, rules and regulations, including, without limitation, the Delaware General Corporation Law. Without limiting the generality of the foregoing, the Company hereby agrees that it will cause its duly authorized representative to execute that certain Nonqualified Stock Option Agreement, the form of which is attached hereto as Exhibit A, pursuant to which the Company shall grant to the Executive: (i) on the Effective Date, a nonqualified stock option under the Company’s 2009 Equity Incentive Plan to purchase 25,000 shares of the Company’s common stock, at an exercise price per share equal to the closing price of a share of the Company’s common stock on the NYSE MKT on such date of grant, which options shall fully vest after one (1) year has elapsed, and which options shall expire on the tenth anniversary of such date of grant; and (ii) on first anniversary of the Effective Date, a nonqualified stock option under the Company’s 2009 Equity Incentive Plan to purchase 25,000 shares of the Company’s common stock, at an exercise price per share equal to the closing price of a share of the Company’s common stock on the NYSE MKT on such date of grant, which options shall fully vest after one (1) year has elapsed, and which options shall expire on the tenth anniversary of such date of grant.

4.            Reimbursement of Expenses, Fringe Benefits, Etc.

(a)            Business Expenses. The Company shall pay, or promptly reimburse the Executive for, all reasonable expenses incurred by the Executive in performing his duties for the Company during the Term of this Agreement upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in effect or as such policies and procedures may be modified from time to time.

(b)            Vacation; Illness. The Executive shall be entitled to paid vacation, holidays, and sick leave benefits in accordance with the Company’s policies, including, without limitation, that the Executive shall be entitled to two (2) weeks of paid vacation during each year of the Term of this Agreement.

(c)            Welfare, Pension and Incentive Benefit Plans. During the Term of this Agreement, the Executive shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs, in each case, subject to and in compliance with the terms and conditions of such plans and programs. The Company shall be responsible for the expense of such medical insurance of the Executive, his spouse and his minor children. In addition, during the Term of this Agreement, the Executive shall be eligible to participate in and be covered under all pension, retirement, savings and other employee benefit and perquisite plans and programs maintained from time to time by the Company, in each case, subject to and in compliance with the terms and conditions of such plans and programs.

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5.            Termination. This Agreement, and the Executive’s employment hereunder, may be terminated before the end of the Term under the circumstances set forth below.

(a)            Death. This Agreement, and the Executive’s employment hereunder, shall terminate upon the Executive’s death.

(b)            Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been substantially unable to perform his duties hereunder for an entire period in excess of one hundred twenty (120) days in any twelve (12) month period despite any reasonable accommodation available from the Company, then the Company shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for “Disability.” The Disability of the Executive shall be determined by a medical doctor approved by the Company. The Executive shall submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and the Executive hereby authorizes the disclosure and release to the medical doctor of all supporting medical records.

(c)            By the Executive Other Than for Good Reason. The Executive shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for any reason or for no reason, including, without limitation, other than for Good Reason (as hereinafter defined), by providing the Company with at least ninety (90) days prior written notice. The Company may waive its right to such notice period and cause the effective date of termination of this Agreement, and Executive’s employment hereunder, to be a date that is earlier than the date specified by the Executive in such written notice, and the Company shall not be obligated to provide the Executive any compensation or benefits in connection with such waiver of such notice period. Any such waiver by the Company shall not constitute a termination by the Company without Cause (as hereinafter defined). During such notice period, the Company may bar the Executive from the premises of the Company and otherwise instruct the Executive to not perform the Executive’s duties with the Company. Any such barring form the premises or instruction to not perform by the Company shall not constitute a termination by the Company without Cause.

(d)            By the Executive for Good Reason. The Executive shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for Good Reason. For purposes hereof, the term “Good Reason” shall mean any one or more of the following events, unless the Executive specifically agrees in writing that such event shall not be Good Reason:

(i)            a significant adverse change in the Executive’s authority, responsibilities or duties when compared to those applicable to the Executive in his position described in Section 1;

(ii)         material acts or conduct on the part of the Company or its officers or representatives which are designed to force the resignation of the Executive or prevent the Executive from performing his duties and responsibilities pursuant to this Agreement;

(iii)        a material breach by the Company of any material provision of this Agreement (including, but not limited to, the failure of the Company to pay any amount, or to provide any benefit, pursuant to the provisions of Sections 3 and 4); or

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(iv)        relocation of the Executive’s principal place of work to a location that is greater than thirty (30) miles from the Company’s current headquarters location in Miami Lakes, Florida.

The Executive shall provide the Company with written notice describing any event or condition that gives the Executive Good Reason for terminating this Agreement and the Executive’s employment hereunder. In the case of conduct described above, Good Reason will not be considered to exist unless the Company is given thirty (30) days after the date of such written notice to cure such breach or condition to the reasonable satisfaction of the Executive. If the Company cures such breach or condition to the reasonable satisfaction of the Executive within such thirty (30) day period, then the Executive shall not be entitled to terminate this Agreement, and the Executive’s employment hereunder, for Good Reason.

(e)            By the Company without Cause. The Company shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for any reason or for no reason, including, without limitation, without Cause, by providing the Executive with at least ninety (90) days prior written notice. During such notice period, the Company may bar the Executive from the premises of the Company and otherwise instruct the Executive to not perform the Executive’s duties with the Company.

(f)            By the Company with Cause. The Company shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for Cause (as hereinafter defined). For purposes of this Agreement, the Company shall have “Cause” to terminate this Agreement, and the Executive’s employment hereunder:

(i)            upon the Indictment (as hereinafter defined) or conviction of, or plea of nolo contendere by, the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(ii)         upon a material violation of the policies and procedures of the Company, including, without limitation, the Company’s policies with respect to insider trading and sexual harassment, in each case, as in effect from time to time;

(iii)        upon the Executive’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate (as hereinafter defined) of the Company; or

(iv)        upon a material breach by the Executive of any of the Executive’s material obligations under this Agreement.

For purposes of this Agreement, the term “Indictment” shall mean an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made. For purposes of this Agreement, the term “Affiliate,” when used with respect to a specified person or entity, means any other person or entity in control of, controlled by or under common control with such specified person or entity.

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In the event a final determination is made by a court of competent jurisdiction that the Company’s termination of this Agreement, and the Executive’s employment hereunder, under this Section 5(f), does not meet the definition of Cause, then this Agreement, and the Executive’s employment hereunder, will be deemed to have been terminated by the Company without Cause.

The Company shall provide the Executive with written notice describing any event or condition that gives the Company Cause for terminating this Agreement and the Executive’s employment hereunder. Only in the case of conduct described in clause (iv) above, Cause will not be considered to exist unless the Executive is given thirty (30) days after the date of such written notice to cure such breach to the reasonable satisfaction of the Board. If the Executive cures such breach to the reasonable satisfaction of the Board within such thirty (30) day period, then the Company shall not be entitled to terminate this Agreement, and the Executive’s employment hereunder, for Cause.

6.            Termination Procedure.

(a)            Notice of Termination. Any termination of this Agreement, and the Executive’s employment hereunder, whether by the Company or by the Executive, during the Term of this Agreement, except as a result of the Executive’s death, shall be communicated by written notice of termination to the other party hereto in accordance with Section 15. Such notice of termination shall state the specific termination provision in this Agreement relied upon in terminating this Agreement, and the Executive’s employment hereunder, and the notice of termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

(b)            Date of Termination. The effective date of any termination of this Agreement, and the Executive’s employment hereunder, whether by the Company or by the Executive, shall be, in the event of the Executive’s death, the date of his death, or, in the event of termination for any other reason, the date of termination set forth in such notice of termination, subject to any applicable notice or cure periods described in Section 5.

7.            Termination Compensation and Benefits. The Executive acknowledges and agrees that the following compensation and benefits set forth in this Section 7 constitute liquidated damages upon the termination of this Agreement, and the Executive’s employment hereunder, and the parties hereto have agreed that such compensation and benefits are reasonable. The Executive further acknowledges and agrees that he shall have no other remedies in connection with, or as a result of, any such termination. The Company’s obligations under this Section 7 shall survive the termination of this Agreement.

(a)            Termination with Cause; Termination Other Than for Good Reason. If this Agreement, and the Executive’s employment hereunder, is terminated by the Company with Cause or by the Executive for other than Good Reason, then: (i) the Company shall pay to the Executive promptly after the effective date of termination that portion of the Executive’s Base Salary which has been fully earned but not yet paid to the Executive and which is not subject to a deferral election or deferral requirement that has become irrevocable; and (ii) all unvested awards by the Company under the Company’s equity incentive compensation plans and other equity compensation in the Company granted to the Executive shall be forfeited.

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(b)            Termination as a Result of the Executive’s Death or Disability. If this Agreement, and the Executive’s employment hereunder, is terminated as a result of the Executive’s death or Disability, then (except as provided below): (i) promptly after the effective date of termination, the Company shall pay to the Executive or the Executive’s estate, as the case may be, the sum of that portion of the Executive’s Base Salary plus that portion of the Annual Bonus that has been awarded and approved for payment to the Executive, in each case, only to the extent that the Base Salary and the Annual Bonus have been fully earned but not yet paid to the Executive and are not subject to a deferral election or deferral requirement that has become irrevocable, as well as all expenses incurred by the Executive prior to the effective date of termination for which the Company is required to reimburse, but had not yet reimbursed, the Executive in accordance with the terms and conditions of Section 4(a) (all such compensation, collectively, the “Accrued Compensation”); and (ii) for a period of ninety (90) days after the effective date of termination (such period, the “90-Day Period”), the Company shall continue to pay to the Executive or the Executive’s estate, as the case may be, the Executive’s Base Salary in effect as of the effective date of termination (the “90-Day Period Salary Continuation”). Notwithstanding the foregoing and anything in this Agreement to the contrary, if this Agreement, and the Executive’s employment hereunder, is terminated as a result of the Executive’s death or Disability, then, as a precondition to the Company’s obligation to pay the 90-Day Period Salary Continuation to the Executive or the Executive’s estate, as the case may be, the Executive or the Executive’s estate, as the case may be, shall execute a general release in favor of the Company in form and substance which is acceptable to the Company in its sole discretion (the “Release”) and the Release shall become effective.

(c)            Termination without Cause; Termination for Good Reason. If this Agreement, and the Executive’s employment hereunder, is terminated by the Company without Cause or by the Executive for Good Reason, then (except as provided below): (i) promptly after the effective date of termination, the Company shall pay to the Executive the Accrued Compensation; and (ii) for the duration of the remainder of the Term (if any) after the effective date of termination (such period, the “Remainder of the Term”), the Company shall continue to pay to the Executive the Executive’s Base Salary in effect as of the effective date of termination (the “Remainder of the Term Salary Continuation”). Notwithstanding the foregoing and anything in this Agreement to the contrary, if this Agreement, and the Executive’s employment hereunder, is terminated by the Company without Cause or by the Executive for Good Reason, then, as a precondition to the Company’s obligation to pay the Remainder of the Term Salary Continuation to the Executive, the Executive shall execute the Release and the Release shall become effective.

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(d)            Certain Benefits. In addition, only if this Agreement, and the Executive’s employment hereunder, is terminated as a result of the Executive’s Disability or by the Company without Cause or by the Executive for Good Reason, then (except as provided below): (i) the Company shall maintain in full force and effect for the continued benefit of the Executive, his spouse and his minor children for, in the case of termination as a result of the Executive’s Disability, the 90-Day Period, and for, in the case of termination by the Company without Cause or by the Executive for Good Reason, the Remainder of the Term, all welfare benefit plans or programs maintained by the Company, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs, in which the Executive, his spouse or his minor children were participating immediately prior to the effective date of termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by the Executive for such benefits) as existed immediately prior to the effective date of termination (except to the extent that the Executive and/or his spouse or minor children may be ineligible for one or more such benefits under applicable plan terms), and, during such timeframe, the Company shall be responsible for the expense of such medical insurance of the Executive, his spouse and his minor children. Notwithstanding the foregoing and anything in this Agreement to the contrary, if this Agreement, and the Executive’s employment hereunder, is terminated as a result of the Executive’s Disability or by the Company without Cause or by the Executive for Good Reason, then, as a precondition to the Company’s foregoing obligation, the Executive shall execute the Release and the Release shall become effective. Further, such Company paid medical insurance coverage shall immediately terminate if the Executive becomes covered (either before or after the effective date of termination) by another employer group health plan or by Medicare.

(e)            Violation of Restrictive Covenants or Release. Notwithstanding anything to the contrary contained in this Agreement, if the Executive breaches any provision of Section 8 or any provision of the Release, then the Company may immediately cease to provide, pay or otherwise make available any or all of the amounts and benefits contemplated by this Section 7.

(f)            Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code and its corresponding regulations and related guidance (collectively, the “Code”) and shall be administered in accordance with Section 409A of the Code to the extent such section applies. Notwithstanding anything in this Agreement to the contrary, to the extent that Section 409A of the Code applies to payments under this Section 7, or any other provision of this Agreement, such payments may only be made in a manner permitted by Section 409A of the Code. Without limiting the generality of the foregoing, the 90-Day Period Salary Continuation to which the Executive or the Executive’s estate, as the case may be, is entitled to receive under Section 7(b)(ii) shall be payable as set forth therein and the Remainder of the Term Salary Continuation to which the Executive is entitled to receive under Section 7(c)(ii) shall be payable as set forth therein, as the case may be; provided, however, that if the Executive is a “specified employee” within the meaning of Section 409A of the Code, which determination may be made using any identification date designated by the Company in accordance with Section 409A of the Code, then, with respect to the termination of this Agreement, and the Executive’s employment hereunder, as a result of the Executive’s Disability, the 90-Day Period Salary Continuation, and, with respect to the termination of this Agreement, and the Executive’s employment hereunder, by the Company without Cause or by the Executive for Good Reason, the Remainder of the Term Salary Continuation, as the case may be, shall commence to be paid to the Executive or the Executive’s estate, as the case may be, on the later of (A) first business day after the six (6) month period commencing on the effective date of termination has lapsed and (B) the date which is two (2) business days after the Release has become effective.

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8.            Restrictive Covenants.

(a)            Executive Acknowledgements. The Executive acknowledges and agrees that: (i) during the Term and as a part of the Executive’s employment hereunder, the Executive shall be afforded access to Confidential Information (as hereinafter defined); (ii) public disclosure or utilization of such Confidential Information in violation of this Agreement could have a material and adverse impact on the Company and its business; and (iii) accordingly, the non-disclosure provisions of this Agreement are reasonable and necessary to prevent the improper use or disclosure of Confidential Information. The Executive further acknowledges and agrees that: (i) that the Company’s business is international in scope and its products and services are marketed throughout the world; (ii) the Company and its products and services compete with other businesses and products and services located throughout the world; (iii) the Company provides resources and training to the Company’s employees (including, without limitation, the Executive) related to the Company’s products and services and processes that are available only to the Company’s employees and cannot be acquired outside of the Company; and (iv) accordingly, the non-competition, non-solicitation, anti-raiding and related restrictive provisions of this Agreement are reasonable and necessary to protect, among other things, the Company’s goodwill with its customer base, its investment in its employees and its interests in its Confidential Information.

(b)            Non-Disclosure Obligation. Without the prior written consent of the Company, except as may be required by applicable law, rule or regulation, the Executive will not, at any time, either during or after his employment with the Company, directly or indirectly, divulge or disclose to any person or entity, including, without limitation, any future employer, or use for the Executive’s own or others’ benefit or gain, any financial information, prospects, customers, tenants, suppliers, clients, sources of leads, methods of doing business, intellectual property, plans, products, data, results of tests or any other trade secrets or confidential materials or like information of the Company, including, without limitation, any and all information and instructions, technical or otherwise, prepared or issued for the use of the Company (collectively, the “Confidential Information”), it being the intent of the Company, with which intent the Executive hereby agrees, to restrict the Executive from dissemination or using any like information that is not readily available to the general public.

(c)            Information is Property of the Company. All books, records, accounts, customer, client and other lists, customer and client street and e-mail addresses and information (whether in written form or stored in any computer medium) relating in any manner to the business, operations, or prospects of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration of this Agreement or termination of the Executive’s employment with the Company, or at the Company’s request at any time. Upon the expiration of this Agreement or termination of the Executive’s employment with the Company, the Executive shall immediately deliver to the Company all lists, books, records, schedules, data and other information (including all copies thereof) of every kind relating to or connected with the Company and its activities, business and customers.

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(d)            Covenant Not to Compete. The Executive hereby agrees that, during the Term and for a period of two (2) years after the expiration or termination of this Agreement, and the Executive’s employment hereunder (such two (2) year period, the “Post-Employment Restricted Period”), the Executive shall not, anywhere in the world, without the prior written consent of the Company, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, lend the Executive’s name or credit to, or render services or advice to any business that competes with the business being conducted by the Company at the expiration or effective date of termination of this Agreement, and the Executive’s employment hereunder, or that had been conducted by the Company within the twelve (12) months immediately preceding the expiration or effective date of termination of this Agreement, and the Executive’s employment hereunder; provided, however, that the Executive may purchase or otherwise acquire less than five percent (5%) of any class of securities of any publicly traded enterprise.

(e)            Covenant Not to Solicit. The Executive agrees that, during the Term and throughout the Post-Employment Restricted Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly, interfere with or disrupt or diminish or attempt to disrupt or diminish, or take any action that could reasonably be expected to disrupt or diminish, any past, present or prospective relationship, contractual or otherwise, between the Company and any customer, supplier, consultant, advisor, employee or independent contractor of the Company.

(f)            No Raiding. The Executive agrees that, during the Term and throughout the Post-Employment Restricted Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit, recruit, employ or otherwise engage as an employee, independent contractor, consultant or advisor or attempt to solicit, recruit, employ or otherwise engage as an employee, independent contractor, consultant or advisor, any person who is or was an employee, independent contractor, consultant or advisor of or to the Company at any time during the Executive’s last twelve (12) months of employment with the Company, or in any manner induce or attempt to induce any person who is or was during the Executive’s last twelve (12) months of employment with the Company an employee, independent contractor, consultant or advisor of or to the Company to terminate that person’s relationship with the Company.

(g)            Non-Disparagement. The Executive agrees that he will not, directly or indirectly, disparage the Company or disseminate, or cause or permit others to disseminate, negative statements regarding the Company or any employee, officer, director or agent of the Company. The Company agrees that it will not, directly or indirectly, disparage the Executive or disseminate, or cause or permit others to disseminate, negative statements regarding the Executive. Notwithstanding the foregoing, neither the Executive nor the Company is barred or otherwise restricted from complying with applicable laws, rules and regulations.

(h)            Survival. The obligations contained in this Section 8 shall survive the expiration or termination of this Agreement.

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9.            Enforcement and Remedies.

(a)            Enforcement. It is the desire and intent of the Company and the Executive that the provisions of this Agreement be enforced to the fullest extent permissible under the laws, rules, regulations and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Executive and the Company consider the provisions of this Agreement to be reasonable for the purpose of preserving and protecting the legitimate interests of the Company, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. Additionally, it is expressly understood and agreed that, although the Company and the Executive consider the provisions contained in this Agreement to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement, including, without limitation, in Section 8, is unenforceable against the Executive, then the provisions of this Agreement shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(b)            Remedies. The Company and the Executive acknowledge that the Company’s damages at law would be an inadequate remedy for the breach or threatened breach by the Executive of any provision of Section 8. Accordingly, the Company and the Executive agree, in the event of any such breach or threatened breach, that the Company shall be entitled to temporary and permanent injunctive or other equitable relief restraining the Executive from such breach or threatened breach, as the Company may deem appropriate, without the accounting of all earnings, profits, and other benefits arising from any such breach or threatened breach. The rights of the Company under this paragraph shall be cumulative and in addition to any other rights or remedies available to the Company hereunder or at law or in equity.

10.         Withholding. The Company shall withhold and deduct such amounts from any compensation or other benefits payable to the Executive under this Agreement on account of payroll and other taxes and similar items as may be required by applicable law, rule or regulation.

11.         Successors; Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors, permitted assigns and personal representatives.

(a)            The Company’s Successors. The rights or obligations of the Company under this Agreement may be assigned or transferred, in whole or in part, to any successor in interest of the Company or its business. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the equity, business and/or assets of the Company.

(b)            The Executive’s Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred, other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s beneficiary or beneficiaries, personal or legal representatives or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. The Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, references in this Agreement to the “Executive” shall be deemed, where appropriate, to refer to the Executive’s beneficiary(ies), estate or other legal representative(s). If the Executive should die following the effective date of termination of his employment while any amounts would still be payable to the Executive hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to the Executive’s legal representatives or estate.

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12.         Indemnity. The Company shall, to the fullest extent permitted under the Delaware General Corporation Law, indemnify and hold harmless the Executive from and against any and all liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in settlement or as fines or penalties, and counsel fees and disbursements, reasonably incurred by the Executive in connection with the defense or disposition of, or otherwise in connection with or resulting from, any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which the Executive may be or may have been involved as a party or otherwise or with which the Executive may be or may have been threatened, while in office or thereafter, by reason of the Executive’s being an executive officer of the Company or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which the Executive shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

13.         Entire Agreement. This Agreement contains the entire understanding between the Company and the Executive and supersedes any and all other oral and written agreements or understandings between them.

14.         Controlling Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without regard to its conflicts of law principles. Each of the Company and the Executive unconditionally and irrevocably agrees that the exclusive forum and venue for any action, suit or proceeding shall be in Miami-Dade County, Florida, and each consents to submit to the exclusive jurisdiction, including, without limitation, personal jurisdiction, and forum and venue of the Circuit Courts of the State of Florida or the United States District Court for the Southern District of Florida, in each case, located in Miami-Dade County, Florida.

15.         Notice. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, then to:	ERBA Diagnostics, Inc.
14100 NW 57th Court
Miami Lakes, FL 33014
Attention: Executive Chairman

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with a copy to:	Stearns Weaver Miller Weissler
Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, FL 33130
Attention: David Seifer, Esq.

If to the Executive, then to:	Mohan Gopalkrishnan
1925 Brickell Avenue
Apt. D-711
Miami, FL 33129
with a copy to:	________________
________________
________________
________________

or to such other address as either party may furnish to the other in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by nationally-recognized, overnight courier, on the first business day immediately following dispatch and (iii) in the case of mailing as described above, on the third business day following such mailing.

16.         Amendment and Waiver. No provision of this Agreement may be amended, modified or canceled unless such amendment, modification or cancellation is agreed to in a writing signed by the Executive and by a duly authorized officer of the Company, and no provision of this Agreement may be waived unless such waiver is set forth in a writing signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.         Survival of Rights and Obligations. The respective rights and obligations of the Executive and the Company set forth in this Agreement shall survive the expiration or termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

18.         Validity. If any provision of this Agreement shall for any reason be finally held illegal, invalid or unenforceable by a court or agency of competent jurisdiction, such provision shall be modified by such court or the parties, as the case may be, so as to cause such provision to be legal, valid and enforceable to the maximum extent permitted by law (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties) and shall in no way affect or impair the legality, validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect, and this Agreement shall be interpreted as if such illegal, invalid or unenforceable provision was not contained in this Agreement.

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19.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.         Headings. The section and paragraph headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

[ SIGNATURES ON FOLLOWING PAGE ]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date and year first above written to be effective as of the Effective Date.

THE COMPANY:

ERBA Diagnostics, Inc.,
a Delaware corporation

By:	/s/ Suresh Vazirani
Name: Suresh Vazirani
Title: Executive Chairman

THE EXECUTIVE:

/s/ Mohan Gopalkrishnan
Mohan Gopalkrishnan

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EXHIBIT A

FORM OF NONQUALIFIED STOCK OPTION AGREEMENT

ERBA DIAGNOSTICS, INC.

Nonqualified Stock Option Award Agreement

(Employee)

1.            Grant of Stock Option. In accordance with and subject to the terms and conditions of (a) the ERBA Diagnostics, Inc. 2009 Equity Incentive Plan, as it may be amended from time to time (the “Plan”), a copy of which is attached hereto as Exhibit A, and (b) this Nonqualified Stock Option Award Agreement (the “Award Agreement”), ERBA Diagnostics, Inc., a Delaware corporation (the “Company”), grants to the optionee identified on Schedule 1 attached hereto (the “Optionee”) a nonqualified stock option (the “Stock Option”) to purchase the number of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, set forth on Schedule 1, at the per Share exercise price set forth on Schedule 1.

2.            Acceptance by Optionee. The exercise of the Stock Option, or any portion thereof, is conditioned upon acceptance by the Optionee of the terms and conditions of this Award Agreement, as evidenced by the Optionee’s execution of Schedule 1, and the delivery to the Company of a copy of Schedule 1 which has been executed by the Optionee.

3.            Vesting of Stock Option. The Stock Option shall become exercisable in accordance with the vesting schedule set forth on Schedule 1. If the Optionee’s employment agreement with the Company, dated effective as of June 1, 2014 (the “Employment Agreement”), and the Executive’s employment thereunder, expires or is terminated for any reason whatsoever (including, without limitation, by reason of the Optionee’s death or Disability, by the Company with Cause or without Cause, or by the Optionee for Good Reason or other than for Good Reason (each of the foregoing terms, as defined in the Employment Agreement)) prior to the date on which the Stock Option, or any portion thereof, becomes vested, then: (a) the non-vested portion of the Stock Option will thereupon automatically terminate and be void and will not become exercisable; and (b) the vested portion of the Stock Option will survive and will be exercisable until the earlier of the Expiration Date and the date which is thirty (30) days after the expiration or effective date of termination of the Employment Agreement and the Optionee’s employment thereunder, and, upon the earlier to occur of the foregoing, the vested portion of the Stock Option will automatically terminate and be void and will not be exercisable.

4.            Expiration of Stock Option. The Stock Option shall expire on the expiration date set forth on Schedule 1 (the “Expiration Date”), and may not be exercised after such date.

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5.            Procedure for Exercise. The Stock Option may be exercised for the number of Shares specified in a written notice which has been executed by the Optionee and delivered to the Company at least ten (10) days prior to the date on which purchase is requested, accompanied by full payment for the Shares with respect to which the Stock Option is being exercised, in the manner and subject to the terms and conditions set forth in the Plan. Notwithstanding the foregoing, the Stock Option may not be exercised as to less than ten (10) Shares at any time or, if less than ten (10) Shares, the number of Shares subject to the Stock Option. If any applicable law, rule or regulation requires the Company to take any action with respect to the Shares specified in such notice or if any action remains to be taken under the Certificate of Incorporation or Bylaws of the Company, as they may be amended from time to time, to effect due issuance of the Shares, then the Company shall take such action and the day for delivery of such Shares shall be extended for the period necessary to take such action. Neither the Optionee nor any other Person entitled to exercise the Stock Option, if any, shall be, or have any rights or privileges of, a stockholder of the Company in respect of any of the Shares issuable upon exercise of the Stock Option, unless and until the Shares are issued to the Optionee by the Company.

6.            No Right to Employment. Neither the grant of the Stock Option nor the issuance of any Shares pursuant to the Stock Option shall give the Optionee any right to be employed or retained in the employ of the Company. Neither the grant of the Stock Option nor the issuance of any Shares pursuant to the Stock Option shall affect the right of the Company to discharge or discipline the Optionee or the right of the Optionee to terminate his or her employment.

7.            Return of Economic Value. If the Optionee’s employment with the Company or its subsidiaries ceases by reason of termination by the Company “with cause” (as “with cause” may be determined under the procedures established by the Committee for purposes of the Plan), then the Committee may require the Optionee to return to the Company the economic value of the Stock Option, or any portion thereof, which was realized or obtained by the Optionee at any time during the period beginning on the date which is twelve (12) months prior to the date of such cessation of the Optionee’s employment with the Company or its subsidiaries. If the Optionee’s employment with the Company or its subsidiaries ceases for any reason whatsoever and if, within one (1) year after such cessation thereof, the Optionee accepts employment with any competitor of, or otherwise engages in competition with, the Company or its subsidiaries, then the Committee may require the Optionee to return to the Company the economic value of the Stock Option, or any portion thereof, which was realized or obtained by the Optionee at any time during the period beginning on the date which is twelve (12) months prior to the date of the Optionee’s cessation of employment with the Company or its subsidiaries.

8.            Representations as to Purchase of Shares. As a condition of the Company’s obligation to issue Shares upon exercise of the Stock Option, if requested by the Company, then the Optionee shall, concurrently with the delivery of the stock certificate representing the Shares so purchased, give such written assurances to the Company, in the form and substance that the Company’s counsel reasonably requests, to the effect that the Optionee is acquiring the Shares for investment and without any present intention of reselling or redistributing the same in violation of any applicable law, rule or regulation. If the Company elects to register, or has registered, the Shares under the Securities Act of 1933, as amended, and any applicable state laws, rules and regulations, then the issuance of such Shares shall not be subject to the aforementioned conditions contained in this Section 8.

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9.            Compliance with Applicable Law. The issuance of the Shares pursuant to the exercise of this Stock Option is subject to compliance with all applicable laws, rules and regulations, including, without limitation, laws, rules and regulations governing withholding from employees and nonresident aliens for income tax purposes.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed as of the date of grant set forth on Schedule 1.

ERBA Diagnostics, Inc.

By:
Name:
Title:

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Schedule 1

to

Nonqualified Stock Option Award Agreement

(Employee)

Name of Optionee:
Number of Shares:
Exercise Price Per Share:
Date of Grant:
Expiration Date:
Vesting Schedule:

The undersigned agrees to the terms and conditions of the Nonqualified Stock Option Award Agreement of which this Schedule 1 is a part, and acknowledges receipt of the prospectus relating to the Plan and of the Company’s most recent annual report to stockholders.

Name:

Social Security No.:

Date of Acceptance:

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